EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
Atlas Financial Holdings, Inc.
Schaumburg, Illinois
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-221828) and Form S-8 (File No. 333-192579) of Atlas Financial Holdings, Inc. of our reports dated February 12, 2020, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appear on pages 64 through 66 of this annual report on Form 10-K for the year ended December 31, 2018. We issued an adverse opinion on effectiveness of internal control over financial reporting as of December 31, 2018.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP
Milwaukee, Wisconsin
February 12, 2020